Exhibit 10.32

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated November, 22, 2013, by and between Verastem, Inc. (the “Company”), a Delaware corporation with its principal place of business at 215 First Street, Suite 440, Cambridge, MA 02199, and Robert Forrester (the “Executive”) of 346 Gay Street, Westwood, MA 02142 amends and restates in its entirety the Amended and Restated Employment Agreement, dated as of January 13, 2012 between the Company and the Executive.

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide management direction and leadership for the Company.

WHEREAS, the Company has employed the Executive to serve as its Chief Operating Officer and now wishes to employ the Executive to serve as its Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company offers and the Executive accepts employment upon the following terms and conditions:

1.                                      Position and Duties. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts continued employment with the Company to serve as its Chief Executive Officer. The Executive agrees to perform the duties of the Executive’s position and such other duties as reasonably may be assigned to the Executive from time to time. The Executive also agrees that while employed by the Company, the Executive will devote one hundred percent (100%) of the Executive’s business time and the Executive’s reasonable commercial efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of the Executive’s duties and responsibilities for it. The Executive may, however, hold one (1) outside directorship with a publicly traded company and one (1) outside directorship with a privately held or not for profit company, in each case with the prior approval of the Nominating Committee of the Board of Directors of the Company (the “Board”), with such approval not to be unreasonably withheld.

2.                                      Compensation and Benefits. During the Executive’s employment, as compensation for all services performed by the Executive for the Company, the Company will provide the Executive the following pay.

(a)                                 Base Salary; Annual Bonus. Retroactive to July 1, 2013, the Company will pay the Executive a base salary at the rate of Four Hundred Ninety Thousand Dollars ($490,000) per year. Such amount shall be payable in accordance with the regular payroll practices of the Company for its executives, as in effect from time to time, and subject to increase from time to time by the Board in its discretion.  For avoidance of doubt, the parties agree that Executive’s base salary shall not decrease without his consent.  The Executive shall have the opportunity to earn an annual target bonus measured against performance criteria to be determined reasonably and in good faith by the Board (or a committee thereof) in consultation with the Executive, and set at 60% of the Executive’s then current annual base salary (the

“Target Bonus”). Any bonus amount payable by the Company, if any, shall be paid no later than March 15 of the year following the year in which such bonus is earned.

(b)                                 Participation in Employee Benefit Plans. The Executive will be entitled to participate in all Employee Benefit Plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided the Executive under this Agreement (e.g., severance pay) or under any other agreement. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(c)                                  Vacation. The Executive will accrue three weeks paid vacation per year (or such greater amount as is generally made available to the Company’s executive officers) in accordance with the Company’s policies from time to time in effect and receive paid holidays in accordance with the Company holiday schedule. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

(d)                                 Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time. Any such reimbursement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.                                      Confidential Information, Non-Competition and Proprietary Information. The Executive acknowledges that he has executed, and will continue to comply with, the Company’s standard Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement. It is understood and agreed that breach by the Executive of the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement shall constitute a material breach of this Agreement.

4.                                      Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)                                 The Company may terminate the Executive’s employment for “Cause” upon written notice to the Executive setting forth in reasonable detail the nature of the Cause. The following, as determined by the Board in good faith and using its reasonable judgment, shall constitute Cause for termination: (i) the Executive’s willful failure to perform, or gross negligence in the performance of, the Executive’s material duties and responsibilities to the Company and its Affiliates which is not remedied within thirty (30) days of written notice thereof; (ii) material breach by the Executive of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates which is not remedied within thirty (30) days of written notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company and any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company and any of its Affiliates, taken as a whole; or (iv) the Executive’s conviction of a felony.

(b)                                 The Company may terminate the Executive’s employment at any time other than for Cause upon one month’s written notice to the Executive.

(c)                                  The Executive may terminate his employment hereunder for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any one or more of the following events: (i) material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, provided that, in the absence of a Change of Control, neither (x) the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates nor (y) any diminution in the nature or scope of the Executive’s responsibilities, duties or authority that is reasonably related to a substantial diminution of the business of the Company as a whole that is reasonably projected to be sustained shall constitute “Good Reason;” (ii) a material reduction in the Executive’s base salary other than one temporary reduction of not more than 120 days and not in excess of 20% of the Executive’s base salary in connection with and in proportion to a general reduction of the base salaries of the Company’s executive officers; (iii) failure of the Company to provide the Executive the salary or benefits in accordance with Section 2 hereof after thirty (30) days’ notice during which the Company does not cure such failure; or (iv) relocation of the Executive’s office more than forty (40) miles from the location of the Company’s principal offices as of immediately prior to such relocation.

(d)                                 The Executive may terminate his employment with the Company other than for Good Reason at any time upon one month’s notice to the Company.  In the event of termination of the Executive’s employment in accordance with this Section 4(d), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his then current base salary for the period so waived.

(e)                                  This Agreement shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event the Executive becomes disabled during employment and, as a result, is unable to continue to perform substantially all of his material duties and responsibilities under this Agreement for one-hundred and fifty (150) days during any period of three hundred and sixty-five (365) consecutive calendar days. If any question shall arise as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of his material duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request and expense, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Executive.  For avoidance of all doubt, this provision is not intended to and does not affect the Executive’s rights under the Company’s long term and short term disability plans, nor his legal rights under state or federal law.

5.                                      Severance Payments and Other Matters Related to Termination.

(a)                                 Termination pursuant to Section 4(b) or 4(c).

(i)                                     Except as provided in Section 5(c) below, in the event of termination of the Executive’s employment either by the Company other than for Cause pursuant to Section 4(a) of this Agreement or by the Executive for Good Reason pursuant to Section 4(c) of this Agreement, (a) all unvested options, restricted stock, and restricted stock units granted prior to the date this Agreement is fully executed which, by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options, restricted stock or restricted stock units based on individual or Company performance) that are outstanding immediately prior to the date of termination and, but for the termination of the Executive’s employment, would have vested during the twelve (12) month period immediately following the date of termination, shall, notwithstanding the terms of the stock or equity compensation plans and any applicable award agreements, remain outstanding and eligible to vest until the Payment Commencement Date and, subject to Section 5(a)(iii), automatically become fully vested as of the Payment Commencement Date with respect to such portion of each such award that would have vested during such twelve (12) month period and (b) the Company shall pay the Executive’s then-current annual base salary for a period of twelve (12) months in accordance with the Company’s payroll practice then in effect, beginning on the Payment Commencement Date.

(ii)                                  Except as provided in Section 5(c) below, in the event of termination of the Executive’s employment either by the Company other than for Cause pursuant to Section 4(a) of this Agreement or by the Executive for Good Reason pursuant to Section 4(c) of this Agreement, if the Executive is participating in the Company’s group health plan and/or dental plan at the time the Executive’s employment terminates, and the Executive exercises his right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company will pay or, at its option, reimburse the Executive, for the full premium cost of that participation for twelve (12) months following the date on which the Executive’s employment with the Company terminates or, if earlier, until the date the Executive becomes eligible to enroll in the health (or, if applicable, dental) plan of a new employer, payable in accordance with regular payroll practices for benefits beginning on the Payment Commencement Date.  In the event that the Company elects to reimburse the

Executive for the full premium cost of that participation, it shall gross up such payment’s tax consequences, if any, to the Executive. Notwithstanding the foregoing, if the payment or reimbursement by the Company of the premium costs, including payment of any gross up for any tax consequences, described in the preceding sentence will subject or expose the Company to taxes or penalties, the Executive and the Company agree to make good faith efforts to renegotiate the provisions of this Section 5(a)(ii) and to enter into a substitute arrangement pursuant to which the Company may not be subjected or exposed to taxes or penalties but which will not adversely affect the full economic value to the Executive of the benefits promised by this provision. For avoidance of any doubt, nothing in this provision will require the Executive to accept any renegotiated agreement that would disadvantage him economically or require that he accept a lesser quality of health care coverage for himself and his family. The Company will also pay the Executive on the date of termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. In addition, the Company will pay the Executive any bonus which has been awarded to the Executive, but not yet paid on the date of termination of his employment, payable in a lump sum at such time when bonuses are paid to executives of the Company generally in accordance with the timing rules of Section 2(a).

(iii)                               Any obligation of the Company to provide the Executive severance payments or other benefits under this Section 5(a) or Section 5(c) is conditioned on the Executive’s signing an effective and reasonable release of claims (the “Employee Separation Release”) and the termination of any period in which the Executive may revoke such Employee Release (without the Executive revoking) within 60 days following the termination of the Executive’s employment (“Release Effective Date”).  Such Employee Separation Release shall not (A) apply to (i) claims for indemnification in the Executive’s capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, By-laws or agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the Company and (iii) rights to receive retirement benefits that are accrued and fully vested at the time of the Executive’s termination and rights under such plans protected by ERISA, nor shall such Employee Separation Release (B) prevent the Executive from defending himself against a released party in the event that any such released party initiates legal action against him pertaining to events or circumstances arising prior to the effective date of the Employee Release other than a legal action that solely alleges claims involving or arising out of a violation of law that would constitute a felony or other crime involving moral turpitude by the Executive that amounts to criminal misconduct on the Executive’s part.  In such a circumstance described in (B), the Employee Separation Release shall be null and void as against that party alone, and the Executive may bring any counter-claim he may have against the party that initiated the litigation.

(iv)                              The severance payments shall commence on the first payroll period following the Release Effective Date, but the amount of the first installment shall reflect the period retroactive to the date of termination (the “Payment Commencement Date”), and each subsequent installment payment shall be a series of separate, substantially equal payments.

(v)                                 Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year.  The Executive agrees to provide the Company prompt notice of the Executive’s eligibility to participate in the health plan and, if applicable, dental plan of any employer.

(b)                                 Termination other than pursuant to Section 4(b) or 4(c). In the event of any termination of the Executive’s employment, other than a termination by the Company pursuant to Section 4(b) of this Agreement or a termination by the Executive for Good Reason pursuant to Section 4(c) of this Agreement, the Company will pay the Executive any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. In addition, the Company will pay the Executive any bonus which has been awarded to the Executive, but not yet paid, at such time when bonuses are paid to executives of the Company generally in accordance with the timing rules of Section 2(a). The Company shall have no other obligation to the Executive under this Agreement.

(c)                                  Upon a Change of Control.

(i)                                     Subject to the provisions of Section 5(a)(iii), if, within ninety (90) days prior to a Change of Control or within one year following a Change of Control (as defined in Section 6 hereof), the Company or any successor thereto terminates the Executive’s employment other than for Cause, or the Executive terminates his employment for Good Reason, then, in lieu of any payments to the Executive or on the Executive’s behalf under Section 5(a) hereof, (a) all of the Executive’s then remaining unvested options, restricted stock, and restricted stock units which, by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options, restricted stock or restricted stock units based on individual or Company performance) that are outstanding immediately prior to the date of termination shall, notwithstanding the terms of the stock or equity compensation plans and any applicable award agreements, remain outstanding and eligible to vest until the Payment Commencement Date and, subject to Section 5(a)(iii), automatically become fully vested as of the Payment Commencement Date; and (b) the Company shall pay, on the Payment Commencement Date, a lump sum equal to two (2) times (x) the Executive’s then-current annual base salary plus (y) the Executive’s Target Bonus; provided, however, that if such termination occurs prior to a Change of Control, such severance payments shall be made at the time and in the manner set forth in Section 5(a)(i) during the period beginning on the date of termination through the date of the Change of Control with any severance remaining to be paid under this Section 5(c)(i) payable in a lump sum on the closing date of the Change of Control (or, if later, the Payment Commencement Date); and,

(ii)                                  If the Executive is participating in the Company’s group health plan and/or dental plan at the time the Executive’s employment terminates (and such termination is as described in 5(c)(i) above), and the Executive exercises his right to continue participation in those plans under the federal law known as COBRA, or any successor law, then, in lieu of any payments to the Executive or on the Executive’s behalf under Section 5(a) hereof,  the Company will pay or, at its option, reimburse the Executive, for the full premium cost of that participation for twenty-four (24) months (or such shorter period during which COBRA participation is permitted by law) following the date on which the Executive’s employment with the Company terminates or, if earlier, until the date the Executive becomes eligible to enroll in the health (or, if applicable, dental) plan of a new employer, with such amount payable on a pro-rata basis in accordance with the Company’s regular payroll practices for benefits beginning on the Payment Commencement Date.  In the event that the Company elects to reimburse the Executive for the full premium cost of that participation, it shall gross up such payment’s tax consequences, if any, to the Executive.  Notwithstanding the foregoing, if the payment or reimbursement by the Company of the premium costs, including payment of any gross up for any tax consequences, described in the preceding sentence will subject or expose the Company to taxes or penalties, the Executive and the Company agree to make good faith efforts to renegotiate the provisions of this Section 5(a)(ii) and to enter into a substitute arrangement pursuant to which the Company may not be subjected or exposed to taxes or penalties but which will not adversely affect the full economic value to the Executive of the benefits promised by this provision. For avoidance of any doubt, nothing in this provision will require the Executive to accept any renegotiated agreement that would disadvantage him economically or require that he accept a lesser quality of health care coverage for himself and his family. The Company will also pay the Executive on the date of termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. In addition, the Company will pay the Executive any bonus which has been awarded to the Executive, but not yet paid on the date of termination of his employment, payable in a lump sum at such time when bonuses are paid to executives of the Company generally in accordance with the timing rules of Section 2(a).

(d)                                 Golden Parachute Tax Provisions.

(i)                                     The Company and the Executive agree that in the event the payment or provision of any or all amounts or benefits under this Agreement (such amounts and benefits, the “Benefits”), together with any other payments or benefits payable or provided to or for the benefit of the Executive in connection with a Change of Control (together with the Benefits, the “Total Benefits”) would, without giving effect to this Section 5(d), be subject to the excise tax imposed under Section 4999 of the Code , then, subject to Section 5(d)(ii) below, Company shall pay to the Executive a Gross-Up Payment.  Gross-Up Payment means an amount (A) such that the net amount retained by Executive, after payment of the excise tax and any federal, state, and local income or employment tax and any interest or penalties imposed, in each case, with respect to such excise tax, is equal to the Total Benefits (such amount (A), the “Total GU Amount”), multipied by a fraction (B) the numerator of which is the Total GU Amount arising from payments or benefits payable or provided to or for the benefit of Executive in connection with a Change in Control to the extent such payments or benefits are payable or provided in connection with options and other equity and equity-related awards first granted to the Executive prior to the execution of this Agreement, and the denominator of which is the Total GU Amount arising from payments or benefits payable or provided to or for the benefit of Executive in connection with a Change in Control to the extent such payments or benefits are payable or provided in connection with all options and other equity and equity-related awards granted to the Executive.  Any such Gross-Up Payment shall be paid to the Executive within 60 days following the date that the Excise Tax is due.

(ii)                                  If reduction of the unpaid Benefits would result in greater Net After-Tax Receipts than would payment of the unpaid Benefits, the unpaid Benefits shall be reduced to the amount (the “Optimal Benefit”) that produces the greatest amount of Net After-Tax Receipts.  If the greatest amount of Net After-Tax Receipts may result from two or more different Optimal Benefit amounts, the unpaid Benefits shall be reduced to the lesser of such Optimal Benefit amounts.  “Net After-Tax Receipts” means the amount of the Total Benefits plus the amount of the Gross-Up Payment, if any, net of all federal, state and local income and excise taxes imposed on the Total Benefits and the Gross-Up Payment.  Any such reduction shall be made in the manner that results in the greatest economic benefit for the Executive.  If more than one method of reduction will result in the same economic benefit, the method of reduction shall be determined by the Company.

(iii)                               All calculations necessary to make any determinations under this Section 5(d) shall be performed by the accounting firm engaged (as of the day prior to the effective date of the Change in Control) by the Company for general tax compliance purposes, unless otherwise agreed by the Company and the Executive.  The Company shall bear all expenses incurred in connection with such calculations.

(iv)                              The intent of this Section 5(d) is for the Executive to receive either the full amount of the unpaid Benefits plus the Gross-Up Payment described in Section 5(d)(i) or a reduction in the unpaid Benefits as described in Section 5(d)(ii), whichever results in the greater economic benefit for the Executive.

(e)                                  Except for any right the Executive may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Executive’s employment, without regard to any continuation of base salary or other payment to the Executive following termination.

(f)                                   Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement and under the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement.  In the event that the Company’s Board of Directors determines in good faith that the Executive has not continued to perform in all material respects under Section 3 hereof, under the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement and under any subsequent agreement between the Executive and the Company or any of its Affiliates relating to confidentiality, non-competition, proprietary information or the like, unless (1) such failure is determined to amount to willful misconduct or gross negligence or (2) such failure is not capable of being cured, the Company will provide the Executive reasonable notice of its determination and provide Executive with a 30 day period to cure any perceived deficits in his performance.  If the Board determines in good faith at the end of such 30-day period, if applicable, or immediately upon any such initial determination in the case of a determination described in clause (1) or (2) of the preceding sentence, that the Executive is not performing under any of such agreements in all material respects, the Company may cease making payments under Section 5 of this Agreement.  Nothing in this provision limits the Executive’s ability to challenge that determination or to assert that it is in breach of the obligations undertaken by the Company in Section 5. In the event that the Company ceases to make payments to the Executive or on the Executive’s behalf under Section 5 of this Agreement pursuant to this provision and the Executive challenges such action on the part of the Company before a court of competent jurisdiction, the Company will pay the Executive’s reasonable attorney’s fees in the event that the Executive prevails in a decision that has become unappealable.

(g)                                  In the event of any conflict between the vesting provisions applicable to equity-based awards set forth in this Section 5 and the terms of the stock or equity compensation plans and any applicable award agreements, the provisions of this Section 5 shall govern except as may be expressly provided in an award agreement making specific reference to this Section 5(g).

6.                                      Definitions.  For purposes of this agreement; the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the Company; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

7.                                      Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound with any third party, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations under this Agreement. The Executive agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

8.                                      Withholding; Other Tax Matters. Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation, and (b) all severance payments and benefits payable pursuant to Sections 5(a) and 5(c) hereof shall be subject to the terms and conditions set forth on Exhibit A attached hereto

9.                                      Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10.                               Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.                               Miscellaneous. This Agreement, together with the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement, sets forth the entire agreement between the Executive and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.

12.                               Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for overnight delivery or deposited in the United States mail, postage prepaid, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, to it by notice to the Chairman of the Board of Directors, c/o Verastem, Inc. at its principal place of business, or to such other addressees) as either party may specify by notice to the other actually received.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first stated above.

THE EXECUTIVE	THE COMPANY

/s/ Robert Forrester	/s/ Stephen Sherwin
Robert Forrester	Stephen Sherwin
Chairman of the Compensation Committee

/s/ Christoph Westphal
Christoph Westphal
Executive Chairman

Exhibit A

Payments Subject to Section 409A

1.                                      Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to Executive under the Agreement, as applicable:

(a)                                 It is intended that each installment of the severance payments under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (as determined by the Board within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.

(c)                                  If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (as determined by the Board within the meaning of Section 409A), then:

(i)                                     Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)                                  Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.                                      The determination of whether and when Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.                                      The Company makes no representation or warranty and shall have no liability to Executive or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.